Filed Pursuant to Rule 433

Registration No. 333-209766

Free Writing Prospectus, dated June 21, 2016

Cabela’s Credit Card Master Note Trust

Issuing Entity

WFB Funding, LLC Depositor	World’s Foremost Bank Originator, Sponsor, Bank and Servicer

Series 2016-I Asset-Backed Notes

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated June 17, 2016 (the “Preliminary Prospectus”), which describe the Series 2016-I Class A-1 notes and Class A-2 notes (collectively, the “offered notes”) to be issued by the issuing entity. You should review the Preliminary Prospectus in its entirety before deciding to purchase any of the offered notes. This free writing prospectus, which we refer to as this “Additional Statement,” relates to the offered notes. Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus. This Additional Statement should be read in conjunction with the Preliminary Prospectus. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus, you should rely upon the information in this Additional Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement or the Preliminary Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriters of the Series 2016-I Class A-1 notes and Class A-2 notes

Wells Fargo Securities		RBC Capital Markets

BofA Merrill Lynch

The depositor has filed a registration statement (including a prospectus) (File No. 333-209766) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the depositor at (402) 323-5958.

The following information in the Preliminary Prospectus referenced above is hereby updated.

FRONT COVER PAGE

•	The description of the Series 2016-I notes on the front cover page should read as follows:

$400,000,000 Series 2016-I Asset-Backed Notes

•	The row titled “Principal Amount” in the table on the front cover page should read as follows:

	Class A-1 Notes	Class A-2 Notes
Principal Amount	$340,000,000 (1)

(1)	The allocation of the principal amount between the Class A-1 notes and the Class A-2 notes will be determined on the day of pricing.

•	The first sentence under the table on the front cover page should read as follows:

The issuing entity will also issue $32,000,000 Class B notes, $17,000,000 Class C notes and $11,000,000 Class D notes as part of Series 2016-I.

SUMMARY OF TERMS

•	The Initial Allocation Amount should read $400,000,000.

•	The table on page 1 should read as follows:

Series 2016-I
Class		Amount		% of Series 2016-I Notes
Class A-1 notes Class A-2 notes	}	$340,000,000	[1]	85.00%
Class B notes[2]		$32,000,000		8.00%
Class C notes[2]		$17,000,000		4.25%
Class D notes[2]		$11,000,000		2.75%

Total		$400,000,000		100.00%

[1]	The allocation of the principal amount between the Class A-1 notes and the Class A-2 notes will be determined on the day of pricing.
[2]	The Class B notes, Class C notes and Class D notes are not offered hereby.

OFFERED NOTES

The row titled “Initial Note Principal Balance” in the table on page 2 should read as follows:

	Class A-1	Class A-2
Initial Note Principal Balance:	$340,000,000 (1)

(1)	The allocation of the principal amount between the Class A-1 notes and the Class A-2 notes will be determined on the day of pricing.

STRUCTURAL SUMMARY – Collateral for the Notes

•	The last sentence of the first paragraph under “— Collateral for the Notes” should read as follows:

The amount of your series’ claim on the receivables, which we refer to as the allocation amount, will initially equal $400,000,000.

UNDERWRITING

•	The row titled “Total” in the table on page 129 should read as follows:

	Principal Amount of Class A-1 Notes	Principal Amount of Class A-2 Notes
Total	$340,000,000

BACK COVER PAGE

•	The description of the Series 2016-I notes on the back cover page should read as follows:

$400,000,000 Series 2016-I Asset-Backed Notes

•	The initial principal amount of the Class A-1 Notes and Class A-2 Notes should read as follows:

$340,000,000